77. Q1) Exhibits

The Financial Investors Trust Money Market Funds received a letter of resignation from GE Asset Management, effective January 13, 2003. The Financial Investors Trust Board of Trustees approved at their regularly scheduled meeting on December 17, 2002, to enter into an interim advisory agreement with SSgA Funds Management, Inc. (“SSgA”) pursuant to Rule 15a-4 (the “Rule”) of the Investment Company Act of 1940 (the “Act”).   Effective January 13, 2003, SSgA assumed the investment advisory responsibility for the Financial Investors Trust Money Market Funds.  SSgA will direct the investment of the Funds in accordance with each Fund’s investment objective, policies, and restrictions.  Pursuant to the interim advisory agreement, SSgA is entitled to an advisory fee, based on the existing fee schedule with GE Asset Management.  The Funds have 150 days to have SSgA approved by shareholders as the investment adviser.  Once approved by shareholders, SSgA’s new advisory agreement will be in effect, at the advisory fees agreed to with the Funds and approved by shareholders.